Exhibit 99.1

Legend International Holdings Announces Drilling to Commence at Glyde River and Abner Range Projects in Northern Territory of Australia, Closing of Further Private Placement and Record Date for Second Bonus Issue of Shares of Common Stock

    MELBOURNE, Australia--(BUSINESS WIRE)--Nov. 23, 2006--Legend International Holdings, Inc (OTCBB:LGDI) (a Delaware Corporation), a diamond exploration corporation with landholdings in the Northern Territory of Australia, announces that drilling will be commencing at the Glyde River project and on the Abner Range project within the coming weeks.

    The Glyde River project, in addition to the kimberlite pipe potential given its immediate vicinity to the economic Merlin diamond mine located 2 kilometres to the north, contains potential suitable alluvial diamond deposits at two locations. The diamond bearing drainage systems converge on these two locations. Up to 5 kilometres of deposits are available for testing at each location. These deposits were identified in the 1990's however no follow up work was undertaken. The Company will also be testing and aggressively drilling for extensions to the Merlin diamond field at the Glyde River project.

    At Abner Range, an EM survey has been flown over part of the Company's landholdings and identified areas of strong potential surrounding known diamondiferous kimberlite pipes. Significant indicator minerals have been recovered by previous explorers in the vicinity. Northeast-southwest structures with Landsat TM anomalies and southeast axial structures with TM targets at northeast intersections have been identified within the project area.

    Effective November 17, 2006, Legend also advises the issue of a further 201,657 shares of common stock at an issue price of US$0.50 per share from a private placement which brings the total placement to date to 5,201,657 shares of common stock at an issue price of US$0.50 per share raising US$2,600,828, for which all funds have been received.

    Effective November 17, 2006, Legend advises that it has issued approximately 27,574,721 shares of common stock pursuant to the bonus issue of one new share of common stock for each two shares of common stock, as announced on September 19, 2006. The record date for the bonus issue of shares and options was November 17, 2006.

    Following the issues above, the Company advises that it has on issue approximately 82,724,163 shares of common stock.

    Legend advises that at the 2006 annual general meeting held on November 17, 2006, stockholders approved the amendment to the Company's By-Laws to increase the authorized capital to 200 million ordinary shares of common stock.

    Following that approval, the Company has set the record date as December 31, 2006 for the second bonus issue of one new share of common stock for each two shares of common stock and following that bonus issue, will have approximately 124,086,244 shares of common stock on issue.

    About Legend International Holdings Inc

    Legend International Holdings, Inc (OTCBB:LGDI) is a Delaware corporation principally engaged in diamond exploration. The Company's exploration licences include approximately 16,000 square kilometres in Australia's Northern Territory, including areas adjacent to the existing Merlin diamond mine. For further information please visit our website at www.lgdi.net.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2005 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

    CONTACT: Legend International Holdings Inc
             Mr. Joseph Gutnick, Chief Executive Officer,
             Tel: +011 613 8532 2866
             Fax: +011 613 8532 2805
             josephg@axisc.com.au